Cobblestone
FINANCIAL GROUP

140 Cedarwood Office Park
6800 Pittsford-Palmyra Road
Fairport, NY 14450
Office 585.223.1000
Fax 585.223.1011

FINANCING AGREEMENT and ENGAGEMENT LETTER

This Financing Agreement and Engagement Letter (the "Agreement") is entered into this 24rd day of July 2007, by and between the customer ("Borrower") Alternate Energy Holdings Inc and Don Gillispie, Chairman and Chief Executive Officer and Cobblestone Financial Group, Inc ("Cobblestone"). Borrower hereby engages Cobblestone as its exclusive agent and representative to obtain Debt Financing Commitment (the "Commitment") as generally described below. This Agreement will remain in full force and effect for the project duration and continue thereafter until project completion.

TERMS:

a) Type of Financing	First Mortgage Debt to include construction financing and permanent facility for the Idaho Energy Complex located at Grand View, Idaho
b) Loan Amount:	Approximately $3.5 Billion Dollars to include all phases from property acquisition, qualification and design, pre-construction, construction and start-up costs to completion.
c) Loan to Value:	To be determined by lender based on structure acceptable to borrower.
d) Term:	A: To be determined multi-year construction loan negotiated by Lender/Borrower
	B: Mini-Perm until Project Stabilization negotiated by Lender/Borrower if needed.
	C: Mini-Perm to Permanent Facility negotiated by Lender/Borrower.
e) Amortization:	up to 30 years to be determined by lender.
f) Interest Rate:	To be determined by lender based on structure.
g) Recourse:	None, except standard lender carve-outs for fraud, misappropriation of funds and environmental issues.
h) Prepayment Premium:	Yield maintenance or treasury defeasance to be negotiated.
i) Secondary Financing:	Generally permitted with approved underwriting constraints and inter-creditor agreements
j) Financing Fee:	1% of total Loan Amount per credit facility payable to Cobblestone Financial Group, Inc and/or its assigns. A 1% fee will also be due Cobblestone for any private equity raised for this transaction.

Cobblestone
FINANCIAL GROUP

140 Cedarwood Office Park
6800 Pittsford-Palmyra Road
Fairport, NY 14450
Office 585.223.1000
Fax 585.223.1011

PROPERTY: The Borrower is requesting to finance the proposed Idaho Energy Complex located at Grand View, Idaho. www.idahoenergycomplex.com

INFORMATION AND AUTHORIZATION: Borrower will furnish Cobblestone Financial Group certain financial information and other data requested and hereby authorizes to submit such information to its Prospective Lenders ("Lender"). Borrower hereby authorizes Lender to investigate the credit and financial histories of Borrower as well as those of any entity or individual related to this Agreement.

COMMITMENT: Borrower acknowledges and agrees that Cobblestone does not guarantee that a Commitment can be obtained. If Cobblestone obtains a Commitment, Borrower agrees to review it promptly and assist Cobblestone in negotiating a final form of Commitment acceptable to Borrower and Lender.

FEES AND COSTS: Borrower agrees to pay the Financing Fee as described above if:

a) Borrower sells or otherwise transfers all or part of the Collateral during the term of this Agreement. Under this circumstance, the Fee shall be due upon the sale or other transfer.

b) Borrower obtains any commitment for debt financing secured by the Collateral during the term of this Agreement. Under this circumstance, the Fee shall be due upon Borrower having obtained such debt financing.

c) Within five (5) years from the Effective Date, Borrower, or any affiliate of Borrower, obtains any debt financing from any Lender disclosed or introduced to Borrower by Cobblestone. Under this circumstance, the Fee shall be due upon Borrower, or an affiliate, having obtained a commitment for such debt financing.

The Fee will be earned in full by Cobblestone upon Borrower's acceptance of a Commitment and payable at the closing of the debt financing or immediately upon such sale or transfer. Borrower agrees to pay any usual and reasonable expenses that may be required or incurred by Lender to complete the debt financing including, but not limited to, title insurance; application fee; legal fees; appraisal costs; commitment fee; survey costs; documentation fees; and environmental audits.

Cobblestone
FINANCIAL GROUP

140 Cedarwood Office Park
6800 Pittsford-Palmyra Road
Fairport, NY 14450
Office 585.223.1000
Fax 585.223.1011

Good Faith Deposit A deposit of $25,000 (the "Deposit") is herewith given to Cobblestone and will be applied as follows:

1. If a Commitment is not issued, the Deposit will be refunded minus any project related expenses, travel. Additional expenses accrued over the good faith deposit will be paid by borrower.
2. When a Commitment is issued, at the closing of the debt financing the Deposit will be applied toward the Fee due Cobblestone.

ASSIGNMENT: Cobblestone may assign this Agreement without the prior consent of Borrower.

MISCELLANEOUS: Cobblestone is an independent contractor. This Agreement does not create a partnership between or employment relationship with Borrower. No representation will be made by either party to the contrary. This Agreement contains the entire agreement of the parties and may not be amended, supplemented or terminated except in writing. This Agreement shall be construed under the laws of the State of New York. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties to this Agreement. Cobblestone shall be entitled to assign this Agreement without obtaining the consent of Borrower.

In Witness whereof, the parties hereto have executed this Agreement intended to be bound by its terms.

Alternate Energy Holdings, Inc

By: ____________________________

Name: Don Gillispie

Its: Chairman, and CEO

Date:

Cobblestone Financial Group, Inc.

By: [signature]

Name: M. Lyndon Matteson III

Its: President and CEO

Date: 7/24/2007